UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) - March 12, 2007

TXU CORP.
(Exact name of registrant as specified in its charter)

TEXAS	1-12833	75-2669310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

TXU ENERGY COMPANY LLC
(Exact name of registrant as specified in its charter)

DELAWARE	33-108876	75-2967817
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201-3411
(Address of principal executive offices, including zip code)

Registrants’ telephone number, including Area Code - (214) 812-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.

Reference is made to the discussion in each of the TXU Corp. and TXU Energy Company LLC (“TXU Energy Company”) Annual Report on Form 10-K under Item. 3 LEGAL PROCEEDINGS - Regulatory Investigation.

On March 12, 2007, Potomac Economics, Ltd. (“Potomac”), the consultant engaged by the Public Utility Commission of Texas (the “Commission”) to investigate the market activities of TXU Portfolio Management Company (“TXU Portfolio Management”) in ERCOT during certain periods of the summer of 2005, released its report (the “Report”) setting forth the results of its investigation. The Report presents Potomac's opinion that TXU Portfolio Management’s bidding behavior during the period in question was not competitive and resulted in increased income of $19.6 million for TXU Portfolio Management. The Report is available on the Commission’s website. The Commission staff has indicated that it has reviewed the Report and that it will evaluate the appropriate penalty or other remedy for TXU Portfolio Management’s actions. Following any such action by the Commission staff, TXU Portfolio Management will have the opportunity to contest the conclusions in the Report and any penalty or remedy recommended by the Commission staff. TXU Corp. and TXU Energy Company believe TXU Portfolio Management’s conduct during the period in question was consistent with the Commission’s rules and policies.

The Report and any information on the Commission’s website shall not be deemed a part of, or incorporated by reference into, this Current Report on Form 8-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the following registrants has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TXU CORP.
By:	/s/ Anthony Horton
Name:	Anthony Horton
Title:	Senior Vice President and Treasurer

TXU ENERGY COMPANY LLC
By:	/s/ Anthony Horton
Name:	Anthony Horton
Title:	Senior Vice President and Treasurer

Dated: March 13, 2007

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